Exhibit 99(a)
                                                    NASD: BOKF

BOK Financial Corporation Reports Annual Earnings of $435 million or $6.19 Per Share and
Record Quarterly Earnings of $154 million or $2.21 Per Share in the Fourth Quarter

CEO Commentary
Steven G. Bradshaw, president and chief executive officer stated, “Despite the macroeconomic challenges in the first half of the year, BOK Financial ended 2020 on a high note. The fourth quarter was the second-consecutive, record earnings quarter for the company, and ultimately culminated in record annual revenue in our wealth management and mortgage businesses, proving the value of our diversified revenue earnings model during times of economic uncertainty.”

Bradshaw continued, “In addition to our earnings success, our differentiated credit culture was also a standout in the fourth quarter and throughout 2020. We once again proved the depth of our energy expertise as we navigated another steep commodities downturn with net charge-off performance near the top of our peer group of energy banks. Our success in 2020 proves why diversified revenue and strong credit culture have been the company’s defining hallmarks for decades. These guiding principles give us confidence for continued success in 2021.”

2020 Financial Highlights
•Net income for the year ended December 31, 2020 totaled $435.0 million or $6.19 per diluted share compared to $500.8 million or $7.03 per diluted share for the year ended December 31, 2019. A pre-tax provision for expected credit losses of $222.6 million was included in 2020 while a pre-tax provision for incurred losses of $44.0 million was included in 2019. The Company adopted the current expected credit loss ("CECL") model on January 1, 2020.
•Net interest revenue totaled $1.1 billion, consistent with the prior year. Net interest margin was 2.83 percent for 2020 compared to 3.11 percent for 2019. The Federal Reserve reduced the federal funds rate to near zero early in the year putting pressure on the margin in 2020.
•Fees and commissions revenue increased $108.1 million to $810.3 million in 2020, led by strong growth in mortgage banking revenue and brokerage and trading revenue. Declining mortgage interest rates have propelled mortgage production and related trading activities.
•Operating expense totaled $1.2 billion in 2020, an increase of $33.6 million. Incentive compensation expense increased $41.7 million, largely related to the increase in trading and mortgage activity in 2020. This increase was partially offset by decreased business promotion expenses of $21.2 million related to lower advertising and travel and entertainment costs as a result of the ongoing pandemic.
•The net economic benefit of the changes in the fair value of mortgage servicing rights and related economic hedges was $24.9 million during 2020 compared to an economic cost of $17.9 million during 2019.
•Period-end loans were up $1.3 billion to $23.0 billion while average loans increased $1.3 billion to $23.4 billion. We are actively participating in programs initiated by the Coronavirus Aid, Relief and Economic Security Act ("CARES Act"), including the Small Business Administration's Paycheck Protection Program ("PPP"). PPP loans accounted for $1.7 billion at December 31, 2020 and averaged $1.4 billion for 2020.
•Period-end deposits increased $8.5 billion to $36.1 billion and average deposits increased $7.1 billion to $32.8 billion. Deposit growth was largely due to customers retaining higher balances in the current economic environment combined with increases due to various COVID-19 related government program stimulus payments.
•Commercial Banking added $306.0 million to net income in 2020 compared to $374.8 million in 2019. Combined net interest and fee revenue decreased $69.3 million compared to the prior year. A decrease in net interest revenue, largely due to compressed loan spreads, was partially offset by growth in customer energy hedging revenue. Transaction card revenue also increased $3.7 million. An increase in financial institution customer contracts during 2020 provides opportunities for future growth. Operating expense increased $6.4 million.

Increased non-personnel expense was partially offset by decreased incentive compensation costs. Charge-offs increased $30.5 million, primarily due to energy loans. Average loans for 2020 increased $621 million to $18.7 billion. Average deposits increased $4.0 billion to $14.3 billion. Government stimulus payments were received during the year from the PPP and other government programs and customers are retaining higher cash balances due to the uncertain economic environment.

•Consumer Banking added a record $95.4 million to net income during the year compared to $56.6 million in the prior year. Combined net interest and fee revenue increased $9.1 million over the prior year. Net interest revenue was significantly affected by lower yields on deposits sold to our Funds Management unit and compressed loan spreads. However, mortgage production revenue increased $83.1 million due to lower mortgage interest rates. Service charges declined $15.4 million as we waived certain fees in the midst of the pandemic. The net economic benefit of the changes in the fair value of mortgage servicing rights and related economic hedges was $24.9 million during 2020 compared to an economic cost of $17.9 million in 2019.

•With revenues surpassing $500 million, Wealth Management produced a record year, contributing $115.6 million to net income in 2020 compared to $95.3 million in 2019. Combined net interest and fee revenue increased $75.1 million over the prior year. Low mortgage interest rates significantly increased mortgage trading activity, which led to an increase in both trading interest income and brokerage and trading revenue. This increase was partially offset by lower yields on deposits sold to our Funds Management unit. We increased our trading pipeline to provide greater liquidity to the housing market during a time of record loan production volumes. Fiduciary and asset management revenue decreased $7.9 million compared to 2019. The low rate environment has put pressure on our mutual fund revenue streams, partially offset by increased trust and managed account fees from higher client asset balances. Operating expense increased $48.3 million, primarily due to incentive compensation driven by growth in our trading business. Average deposits grew $2.2 billion to $8.7 billion in 2020, led by growth in interest-bearing transaction deposits.

Fourth Quarter 2020 Financial Highlights
•Net income was $154.2 million or $2.21 per diluted share for the fourth quarter of 2020 and $154.0 million or $2.19 per diluted share for the third quarter of 2020. A negative pre-tax provision for expected credit losses of $6.5 million was recorded in the fourth quarter of 2020 compared to no provision in the prior quarter.
•Net interest revenue totaled $297.2 million, an increase of $25.5 million, largely due to a $5.1 billion increase in average trading securities. Net interest margin was 2.72 percent compared to 2.81 percent in the third quarter of 2020. The increase in the trading securities portfolio combined with the repricing of our available for sale securities portfolio at current interest rates decreased the net interest margin in the fourth quarter. The company has been proactive in reducing deposit costs and implementing LIBOR floors in loan agreements to support the margin.
•Fees and commissions revenue totaled $181.1 million, a decrease of $41.8 million. Brokerage and trading revenue decreased $30.0 million, largely due to a shift from trading revenue to interest income on trading securities. While still strong, mortgage banking revenue decreased $12.7 million compared to the prior quarter, primarily the result of seasonal declines in production coupled with market driven margin compression.
•Operating expense was $300.7 million, consistent with the prior quarter. Personnel expense decreased $3.7 million, primarily due to lower incentive compensation and a seasonal decrease in employee benefits costs. Non-personnel expense increased $3.1 million compared to the third quarter of 2020. We made a $6.0 million charitable contribution to the BOKF Foundation in the fourth quarter. This increase, along with an increase in business promotion expense, was partially offset by lower FDIC insurance expense and net losses and expenses on repossessed assets.
•Period-end loans decreased $796 million to $23.0 billion at December 31, 2020, primarily due to paydowns of commercial loans and PPP loans. Average loans were $23.4 billion, a $663 million decrease compared to the third quarter.

•The allowance for loan losses totaled $389 million or 1.69 percent of outstanding loans at December 31, 2020. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $426 million or 1.85 percent of outstanding loans at December 31, 2020. Excluding PPP loans, the allowance for loan losses was 1.82 percent of outstanding loans and the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was 2.00 percent. Excluding PPP loans, the allowance for loan losses was $420 million or 1.93 percent of outstanding loans and the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $448 million or 2.06 percent of outstanding loans at September 30, 2020.
•Average deposits increased $883 million to $35.5 billion and period-end deposits increased $1.2 billion to $36.1 billion, largely due to growth in wealth management balances. Continued deposit growth was due primarily to customers retaining higher balances in the current economic environment.
•The company's common equity Tier 1 capital ratio was 11.94 percent at December 31, 2020. In addition, the company's Tier 1 capital ratio was 11.94 percent, total capital ratio was 13.81 percent, and leverage ratio was 8.28 percent at December 31, 2020. At September 30, 2020, the company's common equity Tier 1 capital ratio was 12.07 percent, Tier 1 capital ratio was 12.07 percent, total capital ratio was 14.05 percent, and leverage ratio was 8.39 percent.
•The company repurchased 665,100 shares of common stock at an average price of $63.82 a share in the fourth quarter.
•Commercial Banking contributed $74.9 million to net income in the fourth quarter of 2020, consistent with the third quarter. Combined net interest revenue decreased $8.9 million, primarily due to compressed loan spreads. This was partially offset by a decrease in net loans charged off of $6.4 million. Average Commercial Banking loans decreased $577 million due to purposeful deleveraging by our customers.
•Consumer Banking contributed $14.3 million to net income in the fourth quarter of 2020, a decrease of $12.0 million compared to the third quarter. Combined net interest and fee revenue decreased $15.1 million. Net interest revenue decreased $2.5 million, mainly due to lower yields on deposits sold to our Funds Management unit and compressed loan spreads. Fees and commissions revenue decreased $12.6 million due to normal seasonality in mortgage production combined with reduced gain on sale margins. While mortgage production revenue decreased, it remained a strong quarter for our mortgage banking business.
•Wealth Management contributed $28.4 million to net income in the fourth quarter of 2020, a decrease of $2.8 million compared to the third quarter. Combined net interest and fee revenue decreased $3.2 million. Deposit growth remains strong with total average deposits growing $500 million compared to the previous quarter. Assets under management or administration totaled $91.6 billion compared to $82.4 billion in the prior quarter.

Net Interest Revenue
Net interest revenue was $297.2 million for the fourth quarter of 2020, a $25.5 million increase compared to the third quarter of 2020, primarily due to the increase in average trading securities.
Average earning assets increased $4.8 billion compared to the third quarter of 2020. Average trading securities balances increased $5.1 billion due to continued growth in our trading of U.S. government issued mortgage-backed securities and timing of settlements. Average loan balances decreased $663 million, primarily from commercial loan payments. Available for sale securities increased $369 million and restricted equity securities increased $136 million. Average interest-bearing deposits grew by $676 million, primarily due to higher interest-bearing transaction deposits, partially offset by lower time deposits. Other borrowings increased $1.8 billion while funds purchased and repurchase agreements decreased $629 million.
Net interest margin was 2.72 percent compared to 2.81 percent in the third quarter of 2020. Growth in our trading securities portfolio contributed approximately $25.1 million to net interest revenue, but diluted the net interest margin by approximately 9 basis points. This, combined with the repricing of our available for sale securities portfolio to current interest rates has resulted in a decrease to net interest margin in the fourth quarter. However, the company has been proactive in reducing deposit costs and implementing LIBOR floors in loan agreements to support the margin.
The yield on average earning assets was 2.92 percent, a 12 basis point decrease from the prior quarter. The yield on the available for sale securities portfolio decreased 13 basis points to 1.98 percent. The loan portfolio yield increased 8 basis points to 3.68 percent due to the timing of loan fees and recovery of non-accrual interest. In addition, net purchase accounting discount accretion added $5.3 million or 9 basis points to the loan portfolio yield in the fourth quarter and $13.3 million or 22 basis points to the third quarter. Approximately $48 million of purchase accounting discount remains to be accreted.
Funding costs were 0.28 percent, down 3 basis points. The cost of interest-bearing deposits decreased 7 basis points to 0.19 percent. The cost of other borrowed funds was up 7 basis points to 0.38 percent. The benefit to net interest margin from assets funded by non-interest liabilities was 8 basis points for the fourth quarter of 2020, consistent with the prior quarter.

Fees and Commissions Revenue
Fees and commissions revenue totaled $181.1 million for the fourth quarter of 2020, a decrease of $41.8 million compared to the third quarter of 2020. Brokerage and trading revenue decreased $30.0 million to $39.5 million, largely due to the shift of brokerage and trading fee revenue to net interest revenue. In addition, customer hedging revenue decreased $4.0 million, primarily due to decreased energy customer hedging activities. Investment banking revenue grew by $1.9 million, mainly due to timing of loan syndication activity.
Mortgage banking revenue decreased $12.7 million compared to the prior quarter. While mortgage interest rates remain at record low levels, mortgage production experienced a normal seasonal decline and margins also started to compress. The gain on sale margin decreased 41 basis points to 3.26 percent. Transaction card revenue decreased $1.6 million, primarily due to lower transaction volumes.
Fiduciary and asset management revenue increased $1.9 million, primarily driven by the increase in the fair value of assets under management in the fourth quarter.

Operating Expense
Total operating expense was $300.7 million for the fourth quarter of 2020, consistent with the third quarter of 2020.
Personnel expense decreased $3.7 million. Share based incentive compensation decreased $7.4 million from elevated levels in the prior quarter due to vesting assumption changes. This decrease was partially offset by growth in cash based incentive compensation and deferred compensation, which is largely offset by a decrease in the value of related investments included in Other gains (losses).
Non-personnel expense increased $3.1 million over the third quarter of 2020. We made a charitable contribution of $6.0 million to the BOKF Foundation in the fourth quarter as we continue to focus on the communities we serve and the extreme needs created by the pandemic. Business promotion expense increased $1.1 million, largely due to increased advertising expense, while other expense increased $3.3 million.
Net losses and expenses on repossessed assets decreased $5.1 million, primarily due to write-downs on a set of oil and gas properties and a retail commercial real estate property in the third quarter. Insurance expense also decreased $1.8 million while mortgage banking costs dropped by $1.0 million.

Loans, Deposits and Capital
Loans
Outstanding loans were $23.0 billion at December 31, 2020, a $796 million decrease compared to September 30, 2020, primarily due to payoffs of commercial loans and PPP loans.
Outstanding core commercial loan balances decreased $488 million or 4 percent compared to September 30, 2020, primarily due to continued pay downs as borrowers continue to reduce leverage during the time of economic uncertainty. Although the primary source of repayment of our commercial loan portfolio is the on-going cash flow from operations of the customer's business, loans are generally governed by a borrowing base and secured by the customer’s assets.
Energy loan balances decreased $248 million to $3.5 billion or 15 percent of total loans. Although the commodity price environment has improved considerably over the past few months, sourcing new loans remains a challenge in this environment and existing borrowers continue to pay down debt to reduce leverage. The majority of this portfolio is first lien, senior secured, reserve-based lending to oil and gas producers, which we believe is the lowest risk form of energy lending. Approximately 67 percent of committed production loans are secured by properties primarily producing oil. The remaining 33 percent is secured by properties primarily producing natural gas. Unfunded energy loan commitments were $2.4 billion at December 31, 2020, a $136 million increase over September 30, 2020, and a $524 million decrease compared to December 31, 2019, largely as a result of the semi-annual borrowing base redetermination process in the second and fourth quarters.

Healthcare sector loan balances decreased $20 million to $3.3 billion or 14 percent of total loans. Growth in loans to senior housing and care facilities was offset by a decrease in loans to hospital systems. Our healthcare sector loans primarily consist of $2.6 billion of senior housing and care facilities, including independent living, assisted living and skilled nursing. Generally we loan to borrowers with a portfolio of multiple facilities that serves to help diversify risks specific to a single facility. The most recent stimulus bill passed last month, like the CARES Act, has multiple revenue enhancement measures for both hospitals and skilled nursing facilities as they manage through the risks of the virus.
General business loans decreased $183 million to $2.8 billion or 12 percent of total loans. General business loans include $1.6 billion of wholesale/retail loans and $701 million of loans from other commercial industries. Broad pay downs across our core commercial and industrial loan book contracted the portfolio.
Services loan balances decreased $37 million to $3.5 billion or 15 percent of total loans. Services loans consist of a large number of loans to a variety of businesses, including Native American tribal and state and local municipal government entities, Native American tribal casino operations, educational services, foundations and not-for-profit organizations and specialty trade contractors.
Although not a significant portion of our commercial portfolio, our services and general business loans also include areas we consider to be more exposed to the economic slowdown as a result of the social distancing measures in place to combat the COVID-19 pandemic such as entertainment and recreation, retail, hotels, churches, airline travel, and higher education that are dependent on large social gatherings to remain profitable. This represents less than 7 percent of our total portfolio. Some of these borrowers have participated in the PPP, which has provided some measure of relief. We will continue to monitor these areas closely in the coming months.
Commercial real estate loan balances were largely unchanged compared to September 30, 2020 and represent 20 percent of total loans at December 31, 2020. Loans secured by other commercial real estate properties increased $52 million to $559 million. Loans secured by industrial facilities increased $18 million to $811 million. Multifamily residential loans, our largest exposure in commercial real estate, decreased $59 million to $1.3 billion at December 31, 2020. Loans secured by office buildings decreased $14 million to $1.1 billion. Loans secured by retail facilities were $796 million at December 31, 2020, a $10 million increase over September 30. Loans secured by retail facilities and office buildings may be impacted by measures being taken to hinder the spread of the virus as well as changes in consumer behavior.
PPP loan balances decreased $415 million to $1.7 billion or 7 percent of total loans. The complexity of the forgiveness process and borrowers' reluctance to apply for forgiveness in hopes of further legislative action that would relax the requirements has made the forgiveness process slower than initially anticipated. The recent Economic Aid Act will provide substantial forgiveness process relief, particularly for those clients with existing loans of less than $150 thousand, which represents more the 70 percent of our total PPP loan volume. The Company expects to participate in the newest round of PPP, with largely the same strategy of focusing on our existing client base in order to timely meet our existing clients' needs.

Loans to individuals increased $103 million and represent 15 percent of total loans at December 31, 2020. Personal loans were up $64 million and residential mortgage loans guaranteed by U.S. government agencies increased $24 million. The Company may repurchase loans previously sold into GNMA mortgage pools when certain defined delinquency criteria are met. Because of this repurchase right, the Company is deemed to have regained effective control over these loans and must include them on the Consolidated Balance Sheet.
Deposits
Period-end deposits totaled $36.1 billion at December 31, 2020, a $1.2 billion increase over September 30, 2020. Continued deposit growth was due primarily to customers retaining higher balances in the current economic environment. Interest-bearing transaction account balances grew by $1.0 billion. Average deposits were $35.5 billion at December 31, 2020, an $883 million increase compared to September 30, 2020. Interest-bearing transaction deposits increased $1.0 billion.
Capital
The company's common equity Tier 1 capital ratio was 11.94 percent at December 31, 2020. In addition, the company's Tier 1 capital ratio was 11.94 percent, total capital ratio was 13.81 percent, and leverage ratio was 8.28 percent at December 31, 2020. We have elected to delay the regulatory capital impact of the transition of the allowance for credit losses from the incurred loss methodology to CECL for two years, followed by a three-year transition period, which added 27 basis points to the company's common equity tier 1 capital ratio at December 31. At September 30, 2020, the company's common equity Tier 1 capital ratio was 12.07 percent, Tier 1 capital ratio was 12.07 percent, total capital ratio was 14.05 percent, and leverage ratio was 8.39 percent.
The company's tangible common equity ratio, a non-GAAP measure, was 9.02 percent at December 31, 2020 and 9.02 percent at September 30, 2020. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities. The company has elected to exclude unrealized gains and losses from available for sale securities from its calculation of Tier 1 capital for regulatory capital purposes, consistent with the treatment under the previous capital rules.
The company repurchased 665,100 shares of common stock at an average price of $63.82 a share in the fourth quarter. We view share buybacks opportunistically, but within the context of maintaining our strong capital position.

Credit Quality
The Company adopted FASB Accounting Standard Update No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Assets Measured at Amortized Cost ("CECL") on January 1, 2020. CECL requires recognition of expected credit losses on assets carried at amortized cost over their expected lives. Our CECL models measure the probability of default and loss given default over a 12-month reasonable and supportable forecast period. Models incorporate base case, downside and upside macroeconomic variables such as real gross domestic product ("GDP") growth, civilian unemployment rate and West Texas Intermediate ("WTI") oil prices on a probability weighted basis.

We recorded a $6.5 million negative provision for credit losses in the fourth quarter of 2020. Changes in our reasonable and supportable forecasts of macroeconomic variables, primarily due to an improved economic outlook related to the anticipated impact of the on-going COVID-19 pandemic offset by changes in the probability weighting of the economic scenarios and other assumptions, resulted in a $3.0 million increase in the provision for credit losses from lending activities. Changes in the loan portfolio characteristics, including specific impairment and losses, risk grading and loan balances resulted in an $8.6 million decrease in the provision for credit losses from lending activities.

Our base case reasonable and supportable forecast assumes that the COVID-19 pandemic maintains its current trajectory with localized and state-level hotspots. This scenario assumes approval of several more vaccines through the first half of 2021, with a large share of the U.S. population vaccinated by the end of the third quarter of 2021. Regional shutdown and consumer risk aversion weigh negatively on the economic and employment recovery in the first quarter of 2021. However, widespread vaccine distribution helps boost consumer confidence and GDP recovers to pre-COVID levels by the third quarter of 2021. We expect a 4.1 percent increase in GDP over the next twelve months. Our forecasted civilian unemployment rate is 6.8 percent for the first quarter of 2021, improving to 6.3 percent by the fourth quarter of 2021. WTI oil prices are projected to generally follow the NYMEX forward curve that existed at the end of December 2020, averaging $46.80 per barrel over the next twelve months. The probability weighting of our base case reasonable and supportable forecast increased to 60 percent for the fourth quarter compared to 50 percent in the third quarter.

The probability weighting of our downside case reasonable and supportable forecast increased to 30 percent from 25 percent, while the probability weighting of our upside case reasonable and supportable forecast decreased to 10 percent from 25 percent in the third quarter. There continues to be a high level of uncertainty in the current economic outlook. Our downside case assumes additional waves and hotspot emerge throughout the first half of 2021 and more constrained distribution of vaccines not reaching widespread distribution until the first quarter of 2022. This results in no GDP growth over the next twelve months and unemployment rates remaining elevated throughout 2021.

The allowance for loan losses totaled $389 million or 1.69 percent of outstanding loans and 171 percent of nonaccruing loans at December 31, 2020, excluding residential mortgage loans guaranteed by U.S. government agencies. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $426 million or 1.85 percent of outstanding loans and 188 percent of nonaccruing loans at December 31, 2020. The combined allowance for credit losses attributed to energy was 3.61 percent of outstanding energy loans at December 31 compared to 4.30 at September 30. Excluding PPP loans, the allowance for loan losses was 1.82 percent of outstanding loans and the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was 2.00 percent.

At September 30, 2020, the allowance for loan losses was $420 million or 1.76 percent of outstanding loans and 195 percent of nonaccruing loans, excluding loans guaranteed by U.S. government agencies. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $448 million or 1.88 percent of outstanding loans and 208 percent of nonaccruing loans.
Nonperforming assets totaled $477 million or 2.07 percent of outstanding loans and repossessed assets at December 31, 2020, compared to $417 million or 1.75 percent at September 30, 2020. Nonperforming assets that are not guaranteed by U.S. government agencies totaled $317 million or 1.51 percent of outstanding loans and repossessed assets at December 31, 2020, up from $268 million or 1.25 percent at September 30, 2020.

Nonaccruing loans were $235 million or 1.10 percent of outstanding loans, excluding PPP loans, at December 31, 2020. Nonaccruing commercial loans totaled $167 million or 1.28 percent of outstanding commercial loans. Nonaccruing commercial real estate loans totaled $27 million or 0.58 percent of outstanding commercial real estate loans. Nonaccruing loans to individuals totaled $40 million or 1.14 percent of outstanding loans to individuals.
Nonaccruing loans increased $14 million over September 30, 2020, primarily due to an increase in nonaccruing commercial real estate loans. New nonaccruing loans identified in the fourth quarter totaled $99 million, offset by $13 million in payments received, $18 million in charge-offs and $43 million of foreclosures.
Potential problem loans, which are defined as performing loans that, based on known information, cause management concern as to the borrowers' ability to continue to perform, totaled $478 million at December 31, down from $623 million at September 30. Almost all potential problem loan classes were down compared to the prior quarter, led by potential problem energy and general business loans.
Net charge-offs were $16.7 million or 0.31 percent of average loans on an annualized basis for the fourth quarter of 2020, excluding PPP loans. Net charge-offs were 0.32 percent of average loans over the last four quarters. Net charge-offs were $22.4 million or 0.41 percent of average loans on an annualized basis for the third quarter of 2020, excluding PPP loans. Gross charge-offs were $18.3 million for the fourth quarter compared to $26.7 million for the previous quarter. Recoveries totaled $1.6 million for the fourth quarter of 2020 and $4.2 million for the third quarter of 2020.
Loans in deferral status have dropped to just below 1 percent of total loans from a peak of more than 7 percent. More than 90 percent of the loans that were deferred have now moved back to payment status.

Securities and Derivatives
The fair value of the available for sale securities portfolio totaled $13.1 billion at December 31, 2020, a $233 million increase compared to September 30, 2020. At December 31, 2020, the available for sale securities portfolio consisted primarily of $9.3 billion of residential mortgage-backed securities fully backed by U.S. government agencies and $3.5 billion of commercial mortgage-backed securities fully backed by U.S. government agencies. At December 31, 2020, the available for sale securities portfolio had a net unrealized gain of $441 million compared to $481 million at September 30, 2020.
We hold an inventory of trading securities in support of sales to a variety of customers. At December 31, 2020, the trading securities portfolio totaled $4.7 billion compared to $2.2 billion in the prior quarter. We have increased our bond trading pipeline to provide greater liquidity to the housing market during a time of high mortgage loan production volumes.
The company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts as an economic hedge of the changes in the fair value of our mortgage servicing rights. This portfolio of fair value option securities decreased $20 million to $115 million at December 31, 2020.
The net economic benefit of the changes in the fair value of mortgage servicing rights and related economic hedges was $6.5 million during the fourth quarter of 2020, including a $6.3 million increase in the fair value of mortgage servicing rights, $317 thousand decrease in the fair value of securities and derivative contracts held as an economic hedge, and $550 thousand of related net interest revenue.

Conference Call and Webcast
The company will hold a conference call at 9 a.m. Central time on January 20, 2021 to discuss the financial results with investors. The live audio webcast and presentation slides will be available on the company’s website at www.bokf.com. The conference call can also be accessed by dialing 1-201-689-8471. A conference call and webcast replay will also be available shortly after conclusion of the live call at www.bokf.com or by dialing 1-412-317-6671 and referencing conference ID # 13714612.

About BOK Financial Corporation
BOK Financial Corporation is a $47 billion regional financial services company headquartered in Tulsa, Oklahoma with $92 billion in assets under management and administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial Corporation's holdings include BOKF, NA; BOK Financial Securities, Inc., BOK Financial Private Wealth, Inc. and BOK Financial Insurance, Inc. BOKF, NA operates TransFund, Cavanal Hill Investment Management and BOK Financial Asset Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque; Bank of Oklahoma; Bank of Texas; and BOK Financial in Arizona, Arkansas, Colorado, Kansas and Missouri; as well as having limited purpose offices in Nebraska, Milwaukee and Connecticut. Through its subsidiaries, BOK Financial Corporation provides commercial and consumer banking, brokerage trading, investment, trust and insurance services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The company will continue to evaluate critical assumptions and estimates, such as the appropriateness of the allowance for credit losses and asset impairment as of December 31, 2020 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry, the economy generally and the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of the government, consumers, and others, on our business, financial condition and results of operations. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, consumer or business responses to, and ability to treat or prevent further outbreak of the COVID-19 pandemic, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. BOK

Financial Corporation and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

                                                Exhibit 99(b)

BALANCE SHEETS -- UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Dec. 31, 2020	Sept. 30, 2020
ASSETS
Cash and due from banks	$798,757	$658,612
Interest-bearing cash and cash equivalents	381,816	347,759
Trading securities	4,707,975	2,245,480
Investment securities, net of allowance	244,843	256,001
Available for sale securities	13,050,665	12,817,269
Fair value option securities	114,982	134,756
Restricted equity securities	171,391	111,656
Residential mortgage loans held for sale	252,316	295,290
Loans:
Commercial	13,077,535	13,565,706
Commercial real estate	4,698,538	4,693,700
Paycheck protection program	1,682,310	2,097,325
Loans to individuals	3,549,137	3,446,569
Total loans	23,007,520	23,803,300
Allowance for loan losses	(388,640)	(419,777)
Loans, net of allowance	22,618,880	23,383,523
Premises and equipment, net	551,308	542,625
Receivables	245,880	245,514
Goodwill	1,048,091	1,048,091
Intangible assets, net	113,436	118,524
Mortgage servicing rights	101,172	97,644
Real estate and other repossessed assets, net	90,526	52,847
Derivative contracts, net	810,688	593,568
Cash surrender value of bank-owned life insurance	398,758	396,497
Receivable on unsettled securities sales	62,386	1,934,495
Other assets	907,218	787,073
TOTAL ASSETS	$46,671,088	$46,067,224

LIABILITIES AND EQUITY
Deposits:
Demand	$12,266,338	$12,047,338
Interest-bearing transaction	21,158,422	20,196,740
Savings	751,992	720,949
Time	1,967,128	2,007,973
Total deposits	36,143,880	34,973,000
Funds purchased and repurchase agreements	1,662,386	973,652
Other borrowings	1,882,970	2,771,429
Subordinated debentures	276,005	275,986
Accrued interest, taxes and expense	323,667	335,914
Due on unsettled securities purchases	257,627	641,817
Derivative contracts, net	405,779	446,328
Other liabilities	427,213	422,989
TOTAL LIABILITIES	41,379,527	40,841,115
Shareholders' equity:
Capital, surplus and retained earnings	4,930,398	4,853,617
Accumulated other comprehensive gain	335,868	365,170
TOTAL SHAREHOLDERS' EQUITY	5,266,266	5,218,787
Non-controlling interests	25,295	7,322
TOTAL EQUITY	5,291,561	5,226,109
TOTAL LIABILITIES AND EQUITY	$46,671,088	$46,067,224

AVERAGE BALANCE SHEETS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Three Months Ended
	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019
ASSETS
Interest-bearing cash and cash equivalents	$643,926	$553,070	$619,737	$721,659	$573,203
Trading securities	6,888,189	1,834,160	1,871,647	1,690,104	1,672,426
Investment securities, net of allowance	251,863	258,965	268,947	282,265	298,567
Available for sale securities	12,949,702	12,580,850	12,480,065	11,664,521	11,333,524
Fair value option securities	122,329	387,784	786,757	1,793,480	1,521,528
Restricted equity securities	280,428	144,415	273,922	429,133	479,687
Residential mortgage loans held for sale	229,631	213,125	288,588	129,708	203,535
Loans:
Commercial	13,113,449	13,772,217	14,502,652	14,452,851	14,344,534
Commercial real estate	4,788,393	4,754,269	4,543,511	4,346,886	4,532,649
Paycheck protection program	1,928,665	2,092,933	1,699,369	—	—
Loans to individuals	3,617,011	3,491,044	3,353,960	3,143,286	3,358,817
Total loans	23,447,518	24,110,463	24,099,492	21,943,023	22,236,000
Allowance for loan losses	(414,225)	(441,831)	(367,583)	(250,338)	(205,417)
Loans, net of allowance	23,033,293	23,668,632	23,731,909	21,692,685	22,030,583
Total earning assets	44,399,361	39,641,001	40,321,572	38,403,555	38,113,053
Cash and due from banks	742,432	723,826	678,878	669,369	690,806
Derivative contracts, net	553,779	581,839	642,969	376,621	311,542
Cash surrender value of bank-owned life insurance	397,354	394,680	391,951	390,009	388,012
Receivable on unsettled securities sales	1,094,198	4,563,301	4,626,307	3,046,111	1,973,604
Other assets	3,200,040	3,027,108	3,095,354	2,834,953	2,736,337
TOTAL ASSETS	$50,387,164	$48,931,755	$49,757,031	$45,720,618	$44,213,354

LIABILITIES AND EQUITY
Deposits:
Demand	$12,136,071	$11,929,694	$11,489,322	$9,232,859	$9,612,533
Interest-bearing transaction	20,718,390	19,752,106	18,040,170	16,159,654	14,685,385
Savings	737,360	707,121	656,669	563,821	554,605
Time	1,930,808	2,251,012	2,464,793	2,239,234	2,247,717
Total deposits	35,522,629	34,639,933	32,650,954	28,195,568	27,100,240
Funds purchased and repurchase agreements	2,153,254	2,782,150	5,816,484	3,815,941	4,120,610
Other borrowings	5,193,656	3,382,688	3,527,303	6,542,325	6,247,194
Subordinated debentures	275,998	275,980	275,949	275,932	275,916
Derivative contracts, net	399,476	458,390	836,667	379,342	276,078
Due on unsettled securities purchases	957,642	1,516,880	887,973	960,780	784,174
Other liabilities	656,147	712,674	690,087	642,764	561,654
TOTAL LIABILITIES	45,158,802	43,768,695	44,685,417	40,812,652	39,365,866
Total equity	5,228,362	5,163,060	5,071,614	4,907,966	4,847,488
TOTAL LIABILITIES AND EQUITY	$50,387,164	$48,931,755	$49,757,031	$45,720,618	$44,213,354

STATEMENTS OF EARNINGS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Interest revenue	$319,020	$369,857	$1,269,000	$1,531,958
Interest expense	21,790	99,608	160,556	419,079
Net interest revenue	297,230	270,249	1,108,444	1,112,879
Provision for credit losses	(6,500)	19,000	222,592	44,000
Net interest revenue after provision for credit losses	303,730	251,249	885,852	1,068,879
Other operating revenue:
Brokerage and trading revenue	39,506	43,843	221,833	159,826
Transaction card revenue	21,896	22,548	90,182	87,216
Fiduciary and asset management revenue	41,799	45,021	167,445	177,025
Deposit service charges and fees	24,343	27,331	96,805	112,485
Mortgage banking revenue	39,298	25,396	182,360	107,541
Other revenue	14,209	15,283	51,695	58,108
Total fees and commissions	181,051	179,422	810,320	702,201
Other gains (losses), net	5,383	(1,649)	7,675	9,351
Gain (loss) on derivatives, net	(339)	(4,644)	42,320	14,951
Gain (loss) on fair value option securities, net	68	(8,328)	53,248	15,787
Change in fair value of mortgage servicing rights	6,276	9,297	(79,524)	(53,517)
Gain on available for sale securities, net	4,339	4,487	9,910	5,597
Total other operating revenue	196,778	178,585	843,949	694,370
Other operating expense:
Personnel	176,198	168,422	688,474	660,565
Business promotion	3,728	8,787	14,511	35,662
Charitable contributions to BOKF Foundation	6,000	2,000	9,000	3,000
Professional fees and services	14,254	13,408	53,437	54,861
Net occupancy and equipment	27,875	26,316	112,722	110,275
Insurance	4,006	5,393	19,990	20,906
Data processing and communications	35,061	31,884	135,497	124,983
Printing, postage and supplies	3,805	3,700	15,061	16,517
Net losses and operating expenses of repossessed assets	1,168	2,403	10,709	6,707
Amortization of intangible assets	5,088	5,225	20,443	20,618
Mortgage banking costs	14,765	14,259	56,711	50,685
Other expense	8,713	6,998	29,382	27,602
Total other operating expense	300,661	288,795	1,165,937	1,132,381

Net income before taxes	199,847	141,039	563,864	630,868
Federal and state income taxes	45,138	30,257	128,793	130,183

Net income	154,709	110,782	435,071	500,685
Net income (loss) attributable to non-controlling interests	485	430	41	(73)
Net income attributable to BOK Financial Corporation shareholders	$154,224	$110,352	$435,030	$500,758

Average shares outstanding:
Basic	69,489,597	70,295,899	69,840,977	70,787,700
Diluted	69,493,050	70,309,644	69,844,172	70,802,612

Net income per share:
Basic	$2.21	$1.56	$6.19	$7.03
Diluted	$2.21	$1.56	$6.19	$7.03

FINANCIAL HIGHLIGHTS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and share data)

	Three Months Ended
	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019
Capital:
Period-end shareholders' equity	$5,266,266	$5,218,787	$5,096,995	$5,026,248	$4,855,795
Risk weighted assets	$32,501,807	$31,529,826	$32,180,602	$32,973,242	$31,673,425
Risk-based capital ratios:
Common equity tier 1	11.94%	12.07%	11.44%	10.98%	11.39%
Tier 1	11.94%	12.07%	11.44%	10.98%	11.39%
Total capital	13.81%	14.05%	13.43%	12.65%	12.94%
Leverage ratio	8.28%	8.39%	7.74%	8.15%	8.40%
Tangible common equity ratio[1]	9.02%	9.02%	8.79%	8.39%	8.98%

Common stock:
Book value per share	$75.62	$74.23	$72.50	$71.49	$68.80
Tangible book value per share	58.94	57.64	55.83	54.85	52.17
Market value per share:
High	$73.07	$62.86	$67.62	$87.40	$88.28
Low	$50.09	$48.41	$37.80	$34.57	$71.85
Cash dividends paid	$36,219	$35,799	$35,769	$35,949	$36,011
Dividend payout ratio	23.48%	23.24%	55.29%	57.91%	32.63%
Shares outstanding, net	69,637,600	70,305,833	70,306,690	70,308,532	70,579,598
Stock buy-back program:
Shares repurchased	665,100	—	—	442,000	280,000
Amount	$42,450	$—	$—	$33,380	$22,844
Average price per share	$63.82	$—	$—	$75.52	$81.59

Performance ratios (quarter annualized):
Return on average assets	1.22%	1.25%	0.52%	0.55%	0.99%
Return on average equity	11.75%	11.89%	5.14%	5.10%	9.05%
Net interest margin	2.72%	2.81%	2.83%	2.80%	2.88%
Efficiency ratio	62.36%	60.41%	59.57%	58.62%	63.65%

Reconciliation of non-GAAP measures:
[1] Tangible common equity ratio:
Total shareholders' equity	$5,266,266	$5,218,787	$5,096,995	$5,026,248	$4,855,795
Less: Goodwill and intangible assets, net	1,161,527	1,166,615	1,171,686	1,169,898	1,173,362
Tangible common equity	$4,104,739	$4,052,172	$3,925,309	$3,856,350	$3,682,433

Total assets	$46,671,088	$46,067,224	$45,819,874	$47,119,162	$42,172,021
Less: Goodwill and intangible assets, net	1,161,527	1,166,615	1,171,686	1,169,898	1,173,362
Tangible assets	$45,509,561	$44,900,609	$44,648,188	$45,949,264	$40,998,659

Tangible common equity ratio	9.02%	9.02%	8.79%	8.39%	8.98%

	Three Months Ended
	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019
Pre-provision net revenue:
Net income before taxes	$199,847	$204,644	$80,089	$79,284	$141,039
Provision for expected credit losses	(6,500)	—	135,321	93,771	19,000
Net income (loss) attributable to non-controlling interests	485	58	(407)	(95)	430
Pre-provision net revenue	$192,862	$204,586	$215,817	$173,150	$159,609

Other data:
Tax equivalent interest	$2,414	$2,457	$2,630	$2,715	$2,726
Net unrealized gain on available for sale securities	$440,814	$480,563	$487,334	$435,989	$138,149

Mortgage banking:
Mortgage production revenue	$26,662	$38,431	$39,185	$21,570	$9,169

Mortgage loans funded for sale	$998,435	$1,032,472	$1,184,249	$548,956	$855,643
Add: current period-end outstanding commitments	380,637	560,493	546,304	657,570	158,460
Less: prior period end outstanding commitments	560,493	546,304	657,570	158,460	379,377
Total mortgage production volume	$818,579	$1,046,661	$1,072,983	$1,048,066	$634,726

Mortgage loan refinances to mortgage loans funded for sale	58%	54%	71%	57%	57%
Gain on sale margin	3.26%	3.67%	3.65%	2.06%	1.44%

Mortgage servicing revenue	$12,636	$13,528	$14,751	$15,597	$16,227
Average outstanding principal balance of mortgage loans serviced for others	16,518,208	17,434,215	19,319,872	20,416,546	20,856,446
Average mortgage servicing revenue rates	0.30%	0.31%	0.31%	0.31%	0.31%

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts, net	$(385)	$2,295	$21,815	$18,371	$(4,714)
Gain (loss) on fair value option securities, net	68	(754)	(14,459)	68,393	(8,328)
Gain (loss) on economic hedge of mortgage servicing rights	(317)	1,541	7,356	86,764	(13,042)
Gain (loss) on changes in fair value of mortgage servicing rights	6,276	3,441	(761)	(88,480)	9,297
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges, included in other operating revenue	5,959	4,982	6,595	(1,716)	(3,745)
Net interest revenue on fair value option securities[2]	550	1,565	2,702	4,268	1,544
Total economic benefit (cost) of changes in the fair value of mortgage servicing rights, net of economic hedges	$6,509	$6,547	$9,297	$2,552	$(2,201)
2     Actual interest earned on fair value option securities less internal transfer-priced cost of funds.

QUARTERLY EARNINGS TREND -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and per share data)

	Three Months Ended
	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019

Interest revenue	$319,020	$294,659	$306,384	$348,937	$369,857
Interest expense	21,790	22,909	28,280	87,577	99,608
Net interest revenue	297,230	271,750	278,104	261,360	270,249
Provision for credit losses	(6,500)	—	135,321	93,771	19,000
Net interest revenue after provision for credit losses	303,730	271,750	142,783	167,589	251,249
Other operating revenue:
Brokerage and trading revenue	39,506	69,526	62,022	50,779	43,843
Transaction card revenue	21,896	23,465	22,940	21,881	22,548
Fiduciary and asset management revenue	41,799	39,931	41,257	44,458	45,021
Deposit service charges and fees	24,343	24,286	22,046	26,130	27,331
Mortgage banking revenue	39,298	51,959	53,936	37,167	25,396
Other revenue	14,209	13,698	11,479	12,309	15,283
Total fees and commissions	181,051	222,865	213,680	192,724	179,422
Other gains (losses), net	5,383	6,265	6,768	(10,741)	(1,649)
Gain (loss) on derivatives, net	(339)	2,354	21,885	18,420	(4,644)
Gain (loss) on fair value option securities, net	68	(754)	(14,459)	68,393	(8,328)
Change in fair value of mortgage servicing rights	6,276	3,441	(761)	(88,480)	9,297
Gain (loss) on available for sale securities, net	4,339	(12)	5,580	3	4,487
Total other operating revenue	196,778	234,159	232,693	180,319	178,585
Other operating expense:
Personnel	176,198	179,860	176,235	156,181	168,422
Business promotion	3,728	2,633	1,935	6,215	8,787
Charitable contributions to BOKF Foundation	6,000	—	3,000	—	2,000
Professional fees and services	14,254	14,074	12,161	12,948	13,408
Net occupancy and equipment	27,875	28,111	30,675	26,061	26,316
Insurance	4,006	5,848	5,156	4,980	5,393
Data processing and communications	35,061	34,751	32,942	32,743	31,884
Printing, postage and supplies	3,805	3,482	3,502	4,272	3,700
Net losses and operating expenses of repossessed assets	1,168	6,244	1,766	1,531	2,403
Amortization of intangible assets	5,088	5,071	5,190	5,094	5,225
Mortgage banking costs	14,765	15,803	15,598	10,545	14,259
Other expense	8,713	5,388	7,227	8,054	6,998
Total other operating expense	300,661	301,265	295,387	268,624	288,795
Net income before taxes	199,847	204,644	80,089	79,284	141,039
Federal and state income taxes	45,138	50,552	15,803	17,300	30,257
Net income	154,709	154,092	64,286	61,984	110,782
Net income (loss) attributable to non-controlling interests	485	58	(407)	(95)	430
Net income attributable to BOK Financial Corporation shareholders	$154,224	$154,034	$64,693	$62,079	$110,352

Average shares outstanding:
Basic	69,489,597	69,877,866	69,876,043	70,123,685	70,295,899
Diluted	69,493,050	69,879,290	69,877,467	70,130,166	70,309,644
Net income per share:
Basic	$2.21	$2.19	$0.92	$0.88	$1.56
Diluted	$2.21	$2.19	$0.92	$0.88	$1.56

LOANS TREND -- UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019
Commercial:
Services	$3,508,583	$3,545,825	$3,779,881	$3,955,748	$3,832,031
Energy	3,469,194	3,717,101	3,974,174	4,111,676	3,973,377
Healthcare	3,305,990	3,325,790	3,289,343	3,165,096	3,033,916
General business	2,793,768	2,976,990	3,115,112	3,563,455	3,192,326
Total commercial	13,077,535	13,565,706	14,158,510	14,795,975	14,031,650

Commercial real estate:
Multifamily	1,328,045	1,387,461	1,407,107	1,282,457	1,265,562
Office	1,085,257	1,099,563	973,995	962,004	928,379
Industrial	810,510	792,389	723,005	728,026	856,117
Retail	796,223	786,211	780,467	774,198	775,521
Residential construction and land development	119,394	121,258	136,911	138,958	150,879
Other commercial real estate	559,109	506,818	532,659	564,442	457,325
Total commercial real estate	4,698,538	4,693,700	4,554,144	4,450,085	4,433,783

Paycheck protection program	1,682,310	2,097,325	2,081,428	—	—

Loans to individuals:
Residential mortgage	1,863,003	1,849,144	1,813,442	1,844,555	1,886,378
Residential mortgages guaranteed by U.S. government agencies	408,687	384,247	322,269	197,889	197,794
Personal	1,277,447	1,213,178	1,226,097	1,175,466	1,201,382
Total loans to individuals	3,549,137	3,446,569	3,361,808	3,217,910	3,285,554

Total	$23,007,520	$23,803,300	$24,155,890	$22,463,970	$21,750,987

LOANS MANAGED BY PRINCIPAL MARKET AREA -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019

Texas:
Commercial	$5,445,132	$5,545,158	$5,771,691	$6,350,690	$6,174,894
Commercial real estate	1,500,250	1,499,630	1,389,547	1,296,266	1,259,117
Paycheck protection program	501,079	614,970	612,133	—	—
Loans to individuals	854,700	792,994	748,474	756,634	727,175
Total Texas	8,301,161	8,452,752	8,521,845	8,403,590	8,161,186

Oklahoma:
Commercial	4,381,569	4,901,666	5,086,934	3,886,086	3,454,825
Commercial real estate	628,727	647,228	636,021	593,473	631,026
Paycheck protection program	413,108	487,247	442,518	—	—
Loans to individuals	2,054,205	2,036,452	1,967,665	1,788,518	1,854,864
Total Oklahoma	7,477,609	8,072,593	8,133,138	6,268,077	5,940,715

Colorado:
Commercial	1,554,670	1,501,821	1,600,382	2,181,309	2,169,598
Commercial real estate	877,610	890,746	937,742	955,608	927,826
Paycheck protection program	377,111	494,910	488,279	—	—
Loans to individuals	263,872	257,345	264,872	268,674	276,939
Total Colorado	3,073,263	3,144,822	3,291,275	3,405,591	3,374,363

Arizona:
Commercial	1,014,958	956,047	1,036,862	1,396,582	1,307,073
Commercial real estate	718,548	692,987	689,121	714,161	728,832
Paycheck protection program	211,725	272,114	318,961	—	—
Loans to individuals	177,900	166,115	177,066	181,821	186,539
Total Arizona	2,123,131	2,087,263	2,222,010	2,292,564	2,222,444

Kansas/Missouri:
Commercial	400,555	414,038	404,860	556,255	527,872
Commercial real estate	366,409	352,241	314,504	310,799	322,541
Paycheck protection program	56,011	80,230	76,724	—	—
Loans to individuals	105,755	96,358	102,577	116,734	131,069
Total Kansas/Missouri	928,730	942,867	898,665	983,788	981,482

New Mexico:
Commercial	195,846	157,322	182,688	327,164	305,320
Commercial real estate	471,310	471,505	455,574	434,150	402,148
Paycheck protection program	109,881	133,244	128,058	—	—
Loans to individuals	75,665	79,890	83,470	87,110	90,257
Total New Mexico	852,702	841,961	849,790	848,424	797,725

Arkansas:
Commercial	84,805	89,654	75,093	97,889	92,068
Commercial real estate	135,684	139,363	131,635	145,628	162,293
Paycheck protection program	13,395	14,610	14,755	—	—
Loans to individuals	17,040	17,415	17,684	18,419	18,711
Total Arkansas	250,924	261,042	239,167	261,936	273,072

TOTAL BOK FINANCIAL	$23,007,520	$23,803,300	$24,155,890	$22,463,970	$21,750,987
Loans attributed to a principal market may not always represent the location of the borrower or the collateral.

DEPOSITS BY PRINCIPAL MARKET AREA -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019
Oklahoma:
Demand	$4,328,619	$4,493,691	$4,378,559	$3,669,558	$3,257,337
Interest-bearing:
Transaction	12,603,603	12,586,401	11,438,489	9,955,697	8,574,912
Savings	420,996	401,062	387,557	329,631	306,194
Time	1,134,453	1,081,176	1,330,619	1,137,802	1,125,446
Total interest-bearing	14,159,052	14,068,639	13,156,665	11,423,130	10,006,552
Total Oklahoma	18,487,671	18,562,330	17,535,224	15,092,688	13,263,889

Texas:
Demand	3,450,468	3,152,393	3,070,955	2,767,399	2,757,376
Interest-bearing:
Transaction	3,800,482	3,482,603	3,358,090	2,874,362	2,911,731
Savings	139,173	136,787	128,892	115,039	102,456
Time	383,062	438,337	476,867	505,565	495,343
Total interest-bearing	4,322,717	4,057,727	3,963,849	3,494,966	3,509,530
Total Texas	7,773,185	7,210,120	7,034,804	6,262,365	6,266,906

Colorado:
Demand	2,168,404	2,057,603	2,096,075	1,579,764	1,729,674
Interest-bearing:
Transaction	2,170,485	1,861,763	1,816,604	1,759,384	1,769,037
Savings	69,384	68,230	67,477	58,000	53,307
Time	208,778	226,780	254,845	279,105	283,517
Total interest-bearing	2,448,647	2,156,773	2,138,926	2,096,489	2,105,861
Total Colorado	4,617,051	4,214,376	4,235,001	3,676,253	3,835,535

New Mexico:
Demand	941,074	964,908	965,877	750,052	623,722
Interest-bearing:
Transaction	733,007	713,418	752,565	563,891	558,493
Savings	91,646	85,463	80,242	67,553	63,999
Time	186,307	200,525	222,370	235,778	238,140
Total interest-bearing	1,010,960	999,406	1,055,177	867,222	860,632
Total New Mexico	1,952,034	1,964,314	2,021,054	1,617,274	1,484,354

Arizona:
Demand	905,201	928,671	985,757	665,396	681,268
Interest-bearing:
Transaction	768,220	771,319	780,500	729,603	684,929
Savings	12,174	11,498	15,669	8,832	10,314
Time	32,721	36,929	42,318	47,081	49,676
Total interest-bearing	813,115	819,746	838,487	785,516	744,919
Total Arizona	1,718,316	1,748,417	1,824,244	1,450,912	1,426,187

	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019
Kansas/Missouri:
Demand	426,738	405,360	427,795	318,985	384,533
Interest-bearing:
Transaction	960,237	616,797	526,635	537,552	784,574
Savings	16,286	15,520	15,033	12,888	12,169
Time	14,610	16,430	17,746	19,137	17,877
Total interest-bearing	991,133	648,747	559,414	569,577	814,620
Total Kansas/Missouri	1,417,871	1,054,107	987,209	888,562	1,199,153

Arkansas:
Demand	45,834	44,712	67,147	70,428	27,381
Interest-bearing:
Transaction	122,388	164,439	177,535	175,803	108,076
Savings	2,333	2,389	2,101	1,862	1,837
Time	7,197	7,796	7,995	8,005	7,850
Total interest-bearing	131,918	174,624	187,631	185,670	117,763
Total Arkansas	177,752	219,336	254,778	256,098	145,144

TOTAL BOK FINANCIAL	$36,143,880	$34,973,000	$33,892,314	$29,244,152	$27,621,168

NET INTEREST MARGIN TREND -- UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended
	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019

TAX-EQUIVALENT ASSETS YIELDS
Interest-bearing cash and cash equivalents	0.10%	0.12%	0.07%	1.33%	1.62%
Trading securities	2.02%	1.92%	2.46%	2.89%	3.19%
Investment securities, net of allowance	4.88%	4.85%	4.77%	4.73%	4.69%
Available for sale securities	1.98%	2.11%	2.29%	2.48%	2.52%
Fair value option securities	2.27%	1.92%	2.00%	2.67%	2.62%
Restricted equity securities	3.25%	2.53%	2.75%	5.49%	5.37%
Residential mortgage loans held for sale	2.75%	3.01%	3.10%	3.50%	3.55%
Loans	3.68%	3.60%	3.63%	4.50%	4.75%
Allowance for loan losses
Loans, net of allowance	3.75%	3.67%	3.69%	4.55%	4.80%
Total tax-equivalent yield on earning assets	2.92%	3.04%	3.12%	3.73%	3.93%

COST OF INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Interest-bearing transaction	0.14%	0.17%	0.21%	0.89%	1.00%
Savings	0.05%	0.05%	0.05%	0.09%	0.11%
Time	0.89%	1.13%	1.36%	1.83%	1.94%
Total interest-bearing deposits	0.19%	0.26%	0.34%	0.98%	1.09%
Funds purchased and repurchase agreements	0.28%	0.17%	0.14%	1.14%	1.56%
Other borrowings	0.42%	0.43%	0.56%	1.66%	2.01%
Subordinated debt	4.87%	4.89%	5.16%	5.30%	5.40%
Total cost of interest-bearing liabilities	0.28%	0.31%	0.37%	1.19%	1.40%
Tax-equivalent net interest revenue spread	2.64%	2.73%	2.75%	2.54%	2.53%
Effect of noninterest-bearing funding sources and other	0.08%	0.08%	0.08%	0.26%	0.35%
Tax-equivalent net interest margin	2.72%	2.81%	2.83%	2.80%	2.88%

Yield calculations are shown on a tax equivalent basis at the statutory federal and state rates for the periods presented. The yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income and the unrealized gains and losses. The yield calculation also includes average loan balances for which the accrual of interest has been discontinued and are net of unearned income. Yield/rate calculations are generally based on the conventions that determine how interest income and expense is accrued.

CREDIT QUALITY INDICATORS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended
	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019
Nonperforming assets:
Nonaccruing loans:
Commercial:
Energy	$125,059	$126,816	$162,989	$96,448	$91,722
Services	25,598	25,817	21,032	8,425	7,483
Healthcare	3,645	3,645	3,645	4,070	4,480
General business	12,857	13,675	14,333	9,681	11,731
Total commercial	167,159	169,953	201,999	118,624	115,416

Commercial real estate	27,246	12,952	13,956	8,545	27,626

Loans to individuals:
Permanent mortgage	32,228	31,599	33,098	30,721	31,522
Permanent mortgage guaranteed by U.S. government agencies	7,741	6,397	6,110	5,005	6,100
Personal	319	252	233	277	287
Total loans to individuals	40,288	38,248	39,441	36,003	37,909

Total nonaccruing loans	$234,693	$221,153	$255,396	$163,172	$180,951
Accruing renegotiated loans guaranteed by U.S. government agencies	151,775	142,770	114,571	91,757	92,452
Real estate and other repossessed assets	90,526	52,847	35,330	36,744	20,359
Total nonperforming assets	$476,994	$416,770	$405,297	$291,673	$293,762
Total nonperforming assets excluding those guaranteed by U.S. government agencies	317,478	267,603	284,616	194,911	195,210

Accruing loans 90 days past due[1]	10,369	7,684	10,992	3,706	7,680

Gross charge-offs	$18,251	$26,661	$15,570	$18,917	$14,268
Recoveries	(1,592)	(4,232)	(1,491)	(1,696)	(1,816)
Net charge-offs	$16,659	$22,429	$14,079	$17,221	$12,452

Provision for loan losses	$(14,478)	$6,609	$134,365	$95,964	$18,779
Provision for credit losses from off-balance sheet unfunded loan commitments	8,952	(4,950)	4,405	3,377	221
Provision for expected credit losses from mortgage banking acitivities[2]	(923)	(770)	(3,575)	(6,020)	—
Provision for credit losses related to held-to maturity (investment) securities portfolio[2]	(51)	(889)	126	450	—
Total provision for credit losses	$(6,500)	$—	$135,321	$93,771	$19,000

	Three Months Ended
	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019
Allowance for loan losses to period end loans	1.69%	1.76%	1.80%	1.40%	0.97%
Allowance for loan losses to period end loans excluding PPP loans[3]	1.82%	1.93%	1.97%	1.40%	0.97%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans	1.85%	1.88%	1.94%	1.53%	0.98%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans excluding PPP loans[3]	2.00%	2.06%	2.12%	1.53%	0.98%
Nonperforming assets to period end loans and repossessed assets	2.07%	1.75%	1.68%	1.30%	1.35%
Net charge-offs (annualized) to average loans	0.28%	0.37%	0.23%	0.31%	0.22%
Net charge-offs (annualized) to average loans excluding PPP loans[3]	0.31%	0.41%	0.25%	0.31%	0.22%
Allowance for loan losses to nonaccruing loans[1]	171.24%	195.47%	174.74%	199.35%	120.54%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to nonaccruing loans[1]	187.51%	208.49%	187.94%	217.38%	121.44%
1    Excludes residential mortgage loans guaranteed by agencies of the U.S. government.
2    Included in Provision for credit losses effective with implementation of CECL on January 1, 2020.
3    Metric meaningful due to the unique characteristics and short-term nature of the PPP loans.

SEGMENTS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended		4Q20 vs 3Q20		Year Ended		2020 vs 2019
Commercial Banking	Dec. 31, 2020	Sept. 30, 2020	$ change	% change	Dec. 31, 2020	Dec. 31, 2019	$ change	% change
Net interest revenue	$142,026	$149,946	$(7,920)	(5.3)%	$588,488	$676,241	$(87,753)	(13.0)%
Fees and commissions revenue	49,060	50,085	(1,025)	(2.0)%	187,119	168,667	18,452	10.9%
Combined net interest and fee revenue	191,086	200,031	(8,945)	(4.5)%	775,607	844,908	(69,301)	(8.2)%
Other operating expense	68,372	66,846	1,526	2.3%	258,903	252,459	6,444	2.6%
Corporate expense allocations	5,348	5,172	176	3.4%	24,862	43,055	(18,193)	(42.3)%
Net income	74,941	75,097	(156)	(0.2)%	306,005	374,806	(68,801)	(18.4)%

Average assets	27,693,742	28,000,183	(306,441)	(1.1)%	26,994,075	22,807,589	4,186,486	18.4%
Average loans	18,100,333	18,677,401	(577,068)	(3.1)%	18,711,372	18,090,224	621,148	3.4%
Average deposits	15,373,673	15,375,450	(1,777)	—%	14,319,729	10,319,677	4,000,052	38.8%

Consumer Banking
Net interest revenue	$30,672	$33,130	$(2,458)	(7.4)%	$147,004	$195,454	$(48,450)	(24.8)%
Fees and commissions revenue	55,326	67,974	(12,648)	(18.6)%	245,554	187,996	57,558	30.6%
Combined net interest and fee revenue	85,998	101,104	(15,106)	(14.9)%	392,558	383,450	9,108	2.4%
Other operating expense	59,857	59,839	18	—%	233,425	230,916	2,509	1.1%
Corporate expense allocations	10,527	10,812	(285)	(2.6)%	42,638	47,169	(4,531)	(9.6)%
Net income	14,283	26,256	(11,973)	(45.6)%	95,360	56,606	38,754	68.5%

Average assets	9,700,466	9,898,119	(197,653)	(2.0)%	9,842,125	9,301,341	540,784	5.8%
Average loans	1,840,492	1,825,865	14,627	0.8%	1,764,682	1,762,915	1,767	0.1%
Average deposits	7,993,971	7,940,973	52,998	0.7%	7,599,937	6,876,676	723,261	10.5%

Wealth Management
Net interest revenue	$48,521	$22,985	$25,536	111.1%	$117,290	$100,092	$17,198	17.2%
Fees and commissions revenue	82,936	111,655	(28,719)	(25.7)%	399,229	341,333	57,896	17.0%
Combined net interest and fee revenue	131,457	134,640	(3,183)	(2.4)%	516,519	441,425	75,094	17.0%
Other operating expense	83,981	82,868	1,113	1.3%	325,608	277,267	48,341	17.4%
Corporate expense allocations	9,465	9,397	68	0.7%	35,331	36,239	(908)	(2.5)%
Net income	28,449	31,212	(2,763)	(8.9)%	115,628	95,331	20,297	21.3%

Average assets	18,101,182	16,204,510	1,896,672	11.7%	15,695,646	10,204,426	5,491,220	53.8%
Average loans	1,839,695	1,777,008	62,687	3.5%	1,758,226	1,609,464	148,762	9.2%
Average deposits	9,589,814	9,090,116	499,698	5.5%	8,676,047	6,447,987	2,228,060	34.6%
Fiduciary assets	60,495,213	52,935,646	7,559,567	14.3%	60,495,213	52,352,135	8,143,078	15.6%
Assets under management or administration	91,592,247	82,419,932	9,172,315	11.1%	91,592,247	82,740,961	8,851,286	10.7%